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                                                                   EXHIBIT 10.11

                                   AGREEMENT

     THIS AGREEMENT is made and entered into as of the 17 day of March, 1997 by and between AUDITS & SURVEYS WORLDWIDE, INC., a Delaware corporation ("ASW"), with its principal business address of 650 Avenue of the Americas, New York, NY 10011, and CYBERGOLD, INC., a California corporation ("CyberGold"), with its principal business address of 2921 Adeline Street, Berkeley, CA 94703.

                                   RECITALS:

     A. CyberGold has developed and owns the rights to a site on the World Wide Web of the Internet (the "Web") known as the CyberGold Site and having the domain name of "CyberGold.com" (the "CyberGold Site"), and CyberGold owns or is authorized to use certain proprietary computer software for on-line real-time access through the CyberGold Site to advertisements and other types of incentive and informational products on the CyberGold Site or on other sites on the Web, all as described in CyberGold's promotional materials (collectively with the CyberGold Site, the "CyberGold System").

     B. In connection with the CyberGold System, CyberGold utilizes a direct compensation program which encourages Internet users to establish CyberGold accounts (whereupon they become "CyberGold Members") and to read the advertisements and other incentive and informational products available on or through the CyberGold Site.

     C. CyberGold compensates CyberGold Members for reading those advertisements and products by "paying" to those CyberGold Members an intangible, non-legal currency referred to as "cybergold" which is deposited in the respective CyberGold Member's on-line account with CyberGold.

     D. CyberGold intends to create and own a database (the "CyberGold Database") containing profile information regarding each CyberGold Member, including such CyberGold Member's name and address, demographic information, product preferences (as provided by such CyberGold Member), as well as historical data regarding that CyberGold Member's exposure to particular advertisements and other products.

     E. ASW is a full service marketing research firm offering leading commercial, technological, financial and institutional clients a wide variety of custom and syndicated research services designed to provide solutions to complex marketing, strategy and policy problems (the "ASW Business").

     F. ASW desires to provide to CyberGold certain survey and audit research services regarding the CyberGold Members and certain analysis regarding the data comprising the CyberGold Database, and CyberGold desires to obtain such services from ASW, all in accordance with the terms and conditions set forth in this Agreement.

     G. ASW desires to use the CyberGold Site and have access to the CyberGold Database to better enable ASW to conduct on the Internet the ASW Business.
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     NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

     1. Recitals: The foregoing recitals are incorporated herein by reference thereto.

     2. Term: The term of this Agreement shall commence on the date hereof and shall continue until February 1, 2001. Thereafter, the term of this Agreement shall automatically renew for consecutive renewal terms of one year each unless and until either party gives to the other at least 180 days' prior written notice that the term of this Agreement shall not so renew. Any amounts accruing prior to the expiration or termination of the term of this Agreement and remaining unpaid as of such expiration or termination shall remain due and owning until fully paid.

     3.   Development of the CyberGold Database.

     3.1 On or before August 1, 1997, CyberGold will create or cause to be created the initial CyberGold Database after consultation with ASW. From and after the creation of the CyberGold Database, CyberGold hereby grants to ASW, for the term of this Agreement, a non-exclusive, nontransferable license to use, without payment of any fee or royalty whatsoever for such right, the CyberGold Database, but only to the extent expressly contemplated in this Agreement, most particularly as provided for in section 5 hereof, and necessary for ASW to conduct the ASW Business on the Internet and to carry out its obligations under this Agreement and to obtain for itself the benefits to it contemplated in this Agreement.

     3.2 ASW acknowledges that the CyberGold Database represents and will continue to represent the valuable, confidential and proprietary property of CyberGold and the CyberGold Site represents the valuable property of CyberGold. CyberGold is not by this Agreement conveying to ASW any [***]* rights in the CyberGold Database or the CyberGold Site, including, but not limited to, any patent, copyright, trademark, service mark, trade secret, trade name or other intellectual property rights (collectively, the "CyberGold Proprietary Rights"), except that ASW will have the limited rights expressly set forth in this Agreement. Accordingly, ASW acknowledges that, except as expressly provided for in this Agreement, ASW possesses no title to or ownership of the CyberGold Database or the CyberGold Site or any portion thereof. ASW will use reasonable efforts to protect the CyberGold Proprietary Rights and will not sell, license, transfer or otherwise dispose of any of the CyberGold Proprietary Rights.

     3.3 The parties recognize the importance of accurate, complete and timely data on the CyberGold Database. Accordingly, as an initial matter, the parties will work together in good faith to develop a plan to "clean" the data on the CyberGold and to maintain as an on-going matter the data on the CyberGold Database. All manipulation of such data in connection with such "cleaning" and maintenance will be performed solely by CyberGold or its agents.

     4. Creation of the ASW Site and Establishment of a Link From the CyberGold Site to the ASW Site and vice versa.


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* Confidential Treatment Requested. Confidential portion
  has been filed with the Securities and Exchange Commission.


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     4.1  On or before August 1, 1997, ASW will create and establish its own site on the Web with a domain name of its choosing (the "ASW Site"). The ASW Site will be designed in a manner as consistent as is reasonable possible in quality and user impression with the CyberGold Site, with the intent that the ASW Site will appear to CyberGold Members as an extension of the CyberGold Site. CyberGold will provide to ASW, at no cost to ASW, creative and technical assistance in connection with the design and development of the ASW Site, but ASW will undertake the creation of the ASW Site itself, at its own cost and expense.

     4.2 CyberGold acknowledges that the ASW Site will represent the valuable property of ASW. ASW is not by this Agreement conveying to CyberGold any proprietary or other rights in the ASW Site, including, but not limited to, any patent, copyright, trademark, service mark, trade secret, trade name or other intellectual property rights (collectively, the "ASW Proprietary Rights"). Accordingly, CyberGold acknowledges that, except as expressly provided for in this Agreement, CyberGold possesses no title to or ownership of the ASW Site or any portion thereof. CyberGold will use reasonable efforts to protect the ASW Proprietary Rights and will not sell, transfer or otherwise dispose of any of the ASW Proprietary Rights.

     4.3 Within thirty days after the creation of the ASW Site, CyberGold will establish on the CyberGold Site home [a] [***]* "surveys" link to the ASW Site, and ASW will establish on the ASW Site home page [a] [***]* link to the CyberGold Site, with each such link accompanied by prominent descriptive and/or persuasive text. The parties will jointly develop, and will jointly own, the interface between the CyberGold Site and the ASW Site and any other interface required to accomplish the purposes of this Agreement.


     5.   Surveys, Audits and Analysis.

     5.1 ASW will have the [***]* right to use the CyberGold Database for the survey and analytical purposes contemplated in this Agreement; provided, however, that ASW's access to the CyberGold Database will be electronic (i.e., no hard copy will be provided) and such access shall be restricted to "read only". CyberGold shall make the CyberGold Database reasonably available to ASW as necessary to facilitate ASW's timely performance of its obligations hereunder and to obtain for itself the benefits contemplated under this Agreement, subject always to the security provisions set forth elsewhere in this Agreement.


     5.2 During the term of this Agreement, ASW will perform, from time to time and at its own cost and expense unless otherwise agreed by the parties, surveys and audit research among the CyberGold Members and analysis of the CyberGold Database for the benefit of CyberGold. Among the goals of such surveys, audits and analysis by ASW will be the development of profiles and other aggregate-level analysis of the CyberGold Members. The frequency and extent of the services to be provided hereunder by ASW shall be determined by the mutual agreement of the parties from time to time during the term of this Agreement.

     5.3  In connection with ASW's performance of its obligations under this section 5, ASW will at the request of CyberGold design the research to be undertaken, develop appropriate questionnaires to be completed by CyberGold Members, undertake such research, question the CyberGold Members and tabulate and analyze the results thereof. ASW will conduct all such activities in accordance with a plan or plans theretofore prepared by ASW and


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* Confidential Treatment Requested. Confidential portion
  has been filed with the Securities and Exchange Commission.


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submitted to CyberGold. At ASW's request, CyberGold will (i) conduct some or all of the planned surveys of CyberGold Members, if deemed appropriate in any particular instance by CyberGold, and (ii) provide at its own cost and expense, or that of any sponsor it may obtain, incentive compensation for responding CyberGold Members.

     CyberGold will maintain a separate redacted database containing all data accumulated with respect to each member except identifiers for individual members and information which may be deemed proprietary by CyberGold, if any. Each member in the redacted database will be identified by a unique associated ID# also associated with the members records in the main database. This database will be made available to ASW to analyze the characteristics of CyberGold's database for research purposes only. To the extent ASW research requires member contact, CyberGold will match the ID#'s ASW chooses from the redacted database and deliver the information previously withheld from the main database, for the purpose of research only, if authorized in advance by the member directly to CyberGold or through ASW at its site, satisfactory evidence of which is delivered to CyberGold. CyberGold will then, at the expense of ASW, send e-mails to the other prospective panel members requesting their approval, forwarding information ASW requires where approval is obtained. ASW may continue the process until it fills its panel. No research reports based on the provision of information aforesaid will contain identifiers of any CyberGold member.

     Notwithstanding anything to the contrary in this section 5.3 or elsewhere in this Agreement, ASW will not directly or indirectly contact any CyberGold Member without, as to each program it proposes to undertake for the creation of Panels or otherwise (but not as to each individual contact pursuant to such program), the prior written consent of CyberGold, which consent will not unreasonably be withheld.

     5.4 ASW shall deliver to CyberGold, at no cost or expense to CyberGold, copies of all reports prepared by ASW for CyberGold pursuant to its obligations herein set forth, which reports shall be reasonably acceptable as to form and substance to CyberGold. CyberGold and ASW will jointly own all such reports, but CyberGold shall have the use thereof without cost. The parties intend that such reports shall be appropriately prepared for presentation to a professional advertising industry audience. The parties contemplate that ASW will provide such services to CyberGold at no cost to CyberGold; provided, however, that if, in ASW's reasonable opinion, the frequency and/or complexities of such services create an undue and unanticipated financial burden on ASW, the parties will negotiate in good faith the equitable allocation of such costs between them.

     5.5 Subject to the last sentence 5.3 above, ASW shall, from time to time, create panels ("Panels") comprised of individuals, both CyberGold Members and individuals who are not CyberGold Members, who voluntarily agree to serve thereon and who express a willingness to participate occasionally in surveys. The individuals shall have a separate and distinct contractual relationship with ASW in respect of any such Panel, and CyberGold will not be a party thereto. In respect of each Panel, ASW will, at its own costs and expense, conduct enrollment surveys, build a database that includes detailed information regarding each member of the Panel, maintain regular contact with each member of the Panel, and otherwise maintain the Panel. When Panel members are paid incentive compensation for participation in a survey, compensation shall be offered, in the form of CyberGold currency, subject always to the respondent's right to refuse it as an incentive. To the extent the members of a Panel are


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
not CyberGold Members, ASW will encourage such Panel members to become CyberGold Members. All Panel information, survey data, databases or other information created, collected or assembled by ASW from any such Panel will remain the property of ASW, regardless of the future relationship between, or status of, ASW, CyberGold, or any other parties to or agents of the CyberGold business.

     5.6 ASW may also provide research and strategic marketing services to third parties, including without limitation advertisers on and through the CyberGold Site, and will recruit, through CyberGold, CyberGold Members for the Panels. CyberGold shall refer to ASW any CyberGold advertisers or content providers requesting surveys, reporting and analysis pertaining to the CyberGold Database, but such advertisers or content providers shall not be required to use or retain ASW. All surveys, reporting and analysis conducted by ASW, whether for third parties (including CyberGold clients), for publicity, or for other ASW uses, will be conducted by ASW at no cost or expense to CyberGold. In all of these instances, as between CyberGold and ASW, ASW shall bear the cost of CyberGold electronic "cybergold" paid to any CyberGold Member when that cybergold is used for respondent incentives.

     5.7 ASW may create databases that combine data for reporting on an aggregate basis only (i.e., no CyberGold Member-specific data) from the CyberGold Database with demographic or other information lawfully available to ASW for research, analytic, publicity or other purposes. ASW may also use the CyberGold Database to conduct surveys for CyberGold clients at the request of CyberGold or any CyberGold client, and to conduct surveys for other clients and for other ASW purposes. Unless the parties agree otherwise, all such surveys will be conducted by ASW on the ASW Site. Even if respondents to such surveys are not then CyberGold Members, ASW will offer cybergold currency as respondent incentive in any cases in which ASW offers financial incentives to respondents subject to respondent's refusal. Any respondent who is not then a CyberGold Member who accepts cybergold as an incentive will be required by ASW, as a condition to such response, to (i) provide directly to CyberGold (or to ASW who will transfer it to CyberGold) the information necessary to establish a CyberGold account in such respondent's name and (ii) enter the CyberGold Site to acquire a CyberGold password and PIN number.

     5.8  [***]*

     5.9 Notwithstanding anything to the contrary elsewhere in this Agreement, CyberGold acknowledges and agrees that ASW shall not be required under this Agreement to provide any measurement or validation analysis of traffic or "hits" on the CyberGold Site.


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* Confidential Treatment Requested. Confidential portion
  has been filed with the Securities and Exchange Commission.


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     5.10 CyberGold will be paid its cost of managing any CyberGold credit transaction interaction on behalf of ASW or its clients, currently estimated at
approximately             [***]*.

     6.   Reciprocal Promotion.

     6.1 During the term of this Agreement, (i) CyberGold will prominently feature ASW and its services in appropriate CyberGold public relations, marketing and promotional materials, subject in each instance to ASW's prior approval thereof; and ASW will prominently feature CyberGold and its services in appropriate ASW public relations, marketing and promotional materials, subject in each instance to CyberGold's prior approval thereof.

     6.2 During the term of this Agreement, the parties will work together in good faith to aggressively and consistently market their own and the other's services to selected CyberGold and ASW clients and potential clients. In connection therewith, either party may, from time to time, convene a meeting of the parties upon 15 business days' prior notice to discuss marketing strategy, which meeting may, at the request of either party, be telephonic. Upon any such request, each party shall cause its representative to participate in such meeting. Beyond such participation, neither party shall have any obligation in respect of any such meeting.

     7. Confidentiality. ASW agrees that it will maintain in confidence the identity of, and any other information relating specifically to, any individual CyberGold Member. Under no circumstances will ASW release or use, or suffer the releasing or using of, any name or other information relating specifically to any individual CyberGold Member that is obtained by ASW from CyberGold or through its access hereunder to the CyberGold Database; provided that nothing herein should limit ASW's contractual relationship and/or agreements with CyberGold Members who are also members of any Panel created by ASW. ASW will inform its employees, agents and other representatives of the restrictions set forth in this section 7, and ASW will be responsible for any unauthorized disclosures of information by any such employee, agent or representative.

     8. Security Measures Regarding the CyberGold Database. ASW acknowledges the importance to CyberGold and its members of maintaining the maximum security of the content of the CyberGold Database and agrees to take all steps and implement all procedures internally required to do so as recommended from time to time by CyberGold.

     9. Joint Participation in Product Planning, Development Marketing and Operations.

During the term of this Agreement, CyberGold and ASW will cooperate in planning, implementing and operating the research aspect of CyberGold's operations; provided, however, that the foregoing shall not be construed to entitle ASW to control or direct in any manner whatsoever the conduct by CyberGold of its business or operations or vice versa. This cooperative effort will encompass, among other things as may, from time to time, be agreed to between the parties, the following:

     (i) joint participation in the development of marketing and promotional materials;

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* Confidential Treatment Requested. Confidential portion
  has been filed with the Securities and Exchange Commission.



                                      -6-

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     (ii) joint participation in "co-selling" CyberGold and the ASW Business and research programs relating thereto, including without limitation introductions to and common sales calls on, and joint presentations to, ASW and CyberGold clients and prospects;

     (iii) the active participation of CyberGold's and ASW's technology staffs in integrating the CyberGold Site, the CyberGold Database and other technology with the ASW Site and any other requirements of ASW, for survey research and analytical purposes; and

     (iv) designing and implementing ASW Site pages and applications which may from time to time be developed by ASW at its own cost and expense, whether they are to be run on the ASW Site or the CyberGold Site, to be used for research purposes in conjunction with the CyberGold Site.

     10. Representation of Parties in Publicly Released Materials.

CyberGold and ASW will cooperate in good faith in an attempt to reach mutual agreement on the following:

     (i) how ASW and its participation under this Agreement with CyberGold will be represented to third parties, and on where such references are to be positioned, in materials, including promotional documents and news releases, to be released to clients, prospects and/or the public by CyberGold; and

     (ii) how and when CyberGold will be represented in reports, surveys, etc. issued by ASW based on Internet research.

     11. Note on Early Stages.

During the initial period of approximately six months, in which the "Popup" version of the CyberGold Site will be in use, the ASW/CyberGold relationship under this Agreement will be in an early state. ASW activities under this Agreement during such six-month period are anticipated to include the following:

     (i)   Implementing interviewing software and web site;

     (ii) Pilot studies & database analysis for CyberGold for purposes of measuring the effectiveness of the advertising on the CyberGold Site, the effect of such advertising on product awareness and the demographics of people who read the ads;

     (iii) Review of academic study;

     (iv)  Research product development; and

     (v)   Early panelist recruiting.

Links to surveys, probably hosted on the CyberGold Site at first, might be appropriate in at least four places: following CyberGold signup, following refusal of CyberGold signup, after

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login of existing member, and after completion of other CyberGold business.

     12.  Confidentiality.

          Each party acknowledges that its violation of its confidentiality or nondisclosure obligations under this Agreement may cause irreparable damage to the other that cannot be fully remedied by money damages. Accordingly, in the event of any such violation or threatened violation, the injured party will be entitled, in addition to pursuing any other remedy available to it under this Agreement or at law, to obtain injunctive or other equitable relief from any court of competent jurisdiction as may be necessary or appropriate to prevent any further violations thereof.

     13.  Infringement.

          The parties each agree that as to its respective Web site and other intellectual property that is the subject of, or that becomes the subject of, litigation it will defend, at its own expense, any action brought against the other party to the extent that such action is based solely on a claim that use of its Web site or other intellectual property, infringes a United States patent or copyright or the trade secret or other proprietary right of a third party, and the indemnifying party will hold the other party harmless from any resulting losses, liabilities, damages, costs and expenses, including, without limitation, reasonable attorneys' fees, provided that the other party provides it with prompt written notice of such actions.

     14.  General Provisions.

          A. Notices. Any and all notices given under this Agreement will be in writing and will be effective (a) when mailed to the address set forth herein (or such substitute address provided in writing) by certified or registered mail bearing proper postage, or (b) if by other means when received.

          Notices will be sent to the following addresses:

          If to ASW:

          Audits & Surveys Worldwide, Inc.
          650 Avenue of the Americas
          New York, NY 10011
          Attn: H. Arthur Bellows, Jr., President


          If to CyberGold:

          CyberGold, Inc.
          2921 Adeline Street



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          Berkeley, CA 94703
          Attn: A. Nathaniel Goldhaber, President

          with a copy (which shall not constitute notice) to:

          Eckert Seamans Cherin & Mellott
          1700 Market St., Suite 3232
          Philadelphia, PA 19103
          Attn: Abraham H. Frumkin, Esq.

          B. Binding Effect. This Agreement will inure to the benefit of and be binding upon ASW and CyberGold and their respective successors and permitted assigns.

          C. Non-Waiver. No delay or omission or failure to exercise any right or remedy provided for herein will be deemed to be a waiver thereof or acquiescence to the event giving rise to such right or remedy, but every such right and remedy may be exercised from time to time and so often as may be deemed expedient by the party exercising such right or remedy.

          D. Captions. The captions of the sections herein are for convenience only and do not affect in any way the scope, intent or meaning of the provisions to which they refer.

          E. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflicts of laws provisions.

          F. Severability. In the event that any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws by any court of competent jurisdiction, then such provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof.

          G. Attorney Fees and Costs. In the event that this Agreement is placed with an attorney to enforce any of its material provisions, then the prevailing party will be entitled to recover its attorneys' fees and related costs from the other party.

          H. Entire Agreement and Modification. This Agreement constitutes the full and complete understanding and agreement of ASW and CyberGold and supersedes all prior negotiations, understandings and agreements between the parties related to the subject matter hereof. Except as expressly stated in this Agreement, any waiver, modification or amendment of any provision of this Agreement will be effective only if in a writing signed by ASW and CyberGold.

     IN WITNESS WHEREOF, each party has caused its duly authorized representative to execute this Agreement as of the day and year first above written.



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                                 AUDITS & SURVEYS WORLDWIDE, INC.



                                        By: /s/ AUDITS & SURVEYS WORLDWIDE, INC.
                                            ------------------------------------


                                        Its: President
                                             -----------------------------------

                                 CYBERGOLD, INC.

                                        By: /s/ A. NATHANIEL GOLDHABER
                                            ------------------------------------
                                        Its:  President
                                             -----------------------------------